                 STATE MUTUAL LIFE ASSURANCE COMPANY OF AMERICA
                                                            October 10, 1995

State Mutual Life Assurance Company of America
440 Lincoln Street
Worcester MA 01653

Gentlemen:

In my capacity as Counsel of State Mutual Life Assurance Company of America (the "Company"), I have participated in the preparation of the Post-Effective Amendment to the Registration Statement for Separate Account VA-K on Form N-4 under the Securities Act of 1933 and the Investment Company Act of 1940, with respect to the Company's group variable annuity policies.

I am of the following opinion:

1. Separate Account VA-K is a separate account of the Company validly existing pursuant to the Massachusetts Insurance Code and the regulations issued thereunder.

2. The assets held in Separate Account VA-K are not chargeable with liabilities arising out of any other business the Company may conduct.

3. The group variable annuity policies, when issued in accordance with the Prospectus contained in the Registration Statement and upon compliance with applicable local law, will be legal and binding obligations of the Company in accordance with their terms and when sold will be legally issued, fully paid and non-assessable.

In arriving at the foregoing opinion, I have made such examination of law and examined such records and other documents as in my judgment are necessary or appropriate.

I hereby consent to the filing of this opinion as an exhibit to this Post-Effective Amendment to the Registration Statement of Separate Account VA-K filed under the Securities Act of 1933.

                                        Very truly yours,

                                        /s/ Sheila B. St. Hilaire
                                        Sheila B. St. Hilaire
                                        Counsel